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(11-02)     information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
--------------------------------------------------------------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          Molson Coors Brewing Company
                                (Name of Issuer)

                 Class B Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   60871R 20 9
                                 (CUSIP Number)

                               Guy P. Lander, Esq.
                       Davies Ward Phillips & Vineberg LLP
                               625 Madison Avenue
                               New York, NY 10022
                                 (212) 308-8866
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 3, 2006
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 60871R 20 9
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Pentland Securities (1981) Inc.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) |X|
                                                                 (b) |_|
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|

-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
              -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,606,478
  OWNED BY    -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH      -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                    3,606,478
-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,606,478
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                      |_|

-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.2%*
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC
-------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     4280661 Canada Inc.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) |X|
                                                                 (b) |_|
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|
-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
              -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        952,940
  OWNED BY    -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH      -----------------------------------------------------------------
              10   SHARED DISPOSITIVE POWER

                    3,606,478
-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,606,478
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                      |_|

-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.2%*
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
-------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Lincolnshire Holdings Limited
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) |X|
                                                                 (b) |_|
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|

-------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
-------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
              -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,687,312
  OWNED BY     ----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       ----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    3,687,312
-------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,687,312
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|

-------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.3%*
-------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC
-------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     4198832 Canada Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        45,194
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    45,194
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     45,194
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Nooya Investments Limited
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) |X|
                                                                 (b) |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,607,774
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    3,607,774
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,607,774
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.2%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     BAX Investments Limited
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        430,054
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    430,054
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     430,054
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.5%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     6339522 Canada Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        143,698
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    143,698
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,698
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.2%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     DJS Holdings Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        432,213
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    432,213
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     432,213
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.5%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     6339549 Canada Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        145,092
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    145,092
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     145,092
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.2%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Trust u/w/o Thomas Henry Pentland Molson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        862,267
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    862,267
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     862,267
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.0%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Eric Herbert Molson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) |X|
                                                                 (b) |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    -0-
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,687,312
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           -0-
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    3,687,312
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,687,312
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.3%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Stephen Thomas Molson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) |X|
                                                                 (b) |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    18,288
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,607,774
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           18,288
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    3,607,774
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,626,062
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.2%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

CUSIP No. 60871R 20 9
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Andrew Thomas Molson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Canada
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    143
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        3,606,478
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           143
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    3,606,478
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,606,621
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.2%*
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

----------
* Using number in Item 11 divided by number of outstanding shares of Class B Common Stock that, for purposes of this Schedule 13D, includes all shares of Class B Common Stock issuable upon conversion of all outstanding shares of Class A Common Stock, Class A Exchangeable Shares of Molson Coors Canada Inc. and Class B Exchangeable Shares of Molson Coors Canada Inc., as of October 28, 2005 as reported in the Quarterly Report on Form 10-Q filed by Molson Coors on November 4, 2005.

INTRODUCTION

      This Amendment No. 1 to Schedule 13D amends the Schedule 13D (the "Schedule") filed jointly on February 22, 2005,by: (a) Pentland Securities
(1981) Inc. ("Pentland"); (b) 4280661 Canada Inc. ("4280661"); (c) Lincolnshire
Holdings Limited ("Lincolnshire"); (d) 4198832 Canada Inc. ("4198832"); (e) Nooya Investments Limited ("Nooya"); (f) BAX Investments Limited ("BAX"); (g) 6339522 Canada Inc. ("6339522"); (h) DJS Holdings Ltd. ("DJS"); (i) 6339549
Canada Inc. ("6339549"); (j) Trust u/w/o Thomas Henry Pentland Molson ("Molson Trust"); (k) Eric Herbert Molson ("Eric Molson"); (l) Stephen Thomas Molson ("Stephen Molson"); and (m) Andrew T. Molson ("Andrew Molson") (the "Reporting Persons"). This Amendment No. 1 is being filed by the Reporting Persons to report that, effective January 1, 2006, Eric Molson and Stephen Molson have resigned as trustees of the Molson Trust, as officers and directors of BAX and DJS, and as officers of 6339522 and 6339549 and that, as a result of such actions, none of the Reporting Persons is subject to any further reporting obligations under Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 13d-1 thereunder with respect to the Class B Common Stock (the "Class B Common Stock") of Molson Coors Brewing Company (the "Company"). This Amendment No. 1 also reports changes in certain Reporting Persons' percentage ownership of the outstanding shares of Class B Common Stock due to changes in the number of such shares outstanding. Unless otherwise indicated, all capitalized terms used herein shall have the meanings set forth in the Schedule and, unless amended hereby, all information previously filed remains in effect.

Item 5. Interest in Securities of the Company.

      Items 5(a) and(b) of the Schedule are amended and supplemented by adding the following at the end thereof:

      On January 1, 2006, Eric Molson and Stephen Molson resigned as trustees of the Molson Trust, as officers and directors of BAX and DJS, and as officers of 6339522 and 6339549 and were replaced by other trustees, officers and directors. As trustees of the Molson Trust, Eric Molson and Stephen Molson may have been deemed to share beneficial ownership of the 862,267 shares of Class B Common Stock beneficially owned by the Molson Trust, which beneficial ownership both have disclaimed. In addition, the Molson Trust, BAX, 6339522, DJS and 6339549 may each have been deemed to be a member of a "group" under Rule 13d-5(b)(1) with Eric Molson and Stephen Molson and to thus share beneficial ownership of the 3,688,608 shares of Class B Common Stock beneficially owned by Eric Molson and Stephen Molson, as to which the Molson Trust, BAX, 6339522, DJS and 6339549 have disclaimed beneficial ownership. As a result of their resignations as trustees, Eric Molson and Stephen Molson may no longer be deemed to share beneficial ownership of the shares of Class B Common Stock beneficially owned by the Molson Trust, thereby reducing Eric Molson's aggregate beneficial ownership to 3,687,312 shares of Class B Common Stock (4,549,579 shares less the 862,267 shares owned by the Molson Trust) and Stephen Molson's aggregate beneficial ownership to 3,626,062 shares of Class B Common Stock (4,488,329 shares less the 862,267 shares owned by the Molson Trust), each of which constitutes 4.3% of the outstanding shares, based on the number of outstanding shares reported in the Quarterly Report on Form 10-Q filed by the Company on November 4, 2005 (the "Quarterly Report"). As a further result of these actions, the Molson Trust, BAX, 6339522, DJS and 6339549 may no longer be deemed to be members of a group. Consequently, none of the Reporting Persons has beneficial ownership of more than 5% of the outstanding shares of Class B Common Stock, and thus none of the Reporting Persons is subject to any further reporting obligations under Section 13(d) of the Exchange Act and Rule 13d-1 thereunder.

      Solely, as a result of an increase in the number of outstanding shares of the Company's Class B Common Stock as reported in the Quarterly Report, the percentage ownership of certain of the Reporting Persons has been reduced from that reflected in the Schedule. These percentages are as follows: Pentland (4.2%); 4680661 (4.2%); Lincolnshire (4.3%); Nooya (4.2%); and Andrew Molson
(4.2%).

      Item 5(e) of the Schedule is amended and supplemented by adding the following at the end thereof:

      On January 1, 2006, Eric Molson and Stephen Molson resigned as trustees of the Molson Trust, as officers and directors of BAX and DJS, and as officers of 6339522 and 6339549 and were replaced with other trustees, officers and directors. For the reasons set forth in Items 5(a) and (b), above, which are incorporated by reference into this Item 5(e), as of that date, none of the Reporting Persons was subject to any further reporting obligations under Section 13(d) of the Exchange Act and Rule 13d-1 thereunder.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      Item 6 of the Schedule is amended and supplemented by adding the following at the end thereof:

      On May, 12, 2005, Eric Molson and Andrew Molson each received 1,500 Class B restricted stock units under the Company's Incentive Compensation Plan. Under the Restricted Stock Unit Agreements entered into by Eric Molson and Andrew Molson in connection with these grants, the restricted stock units vest on the third anniversary of the date of grant, subject to acceleration or cancellation upon the occurrence of certain events.

Item 7. Material to be Filed as Exhibits

Exhibit No.       Description

99.1 Directors and Executive Officers of Filing Persons (Amended and Restated).

99.2 Molson Coors Brewing Company Incentive Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 (Reg. No. 333-124140) filed by Molson Coors Brewing Company on April 18, 2005).

99.3 Restricted Stock Unit Award Agreement under the Molson Coors Brewing Company Incentive Compensation Plan (incorporated by reference to the Schedule 13D/A filed by Pentland Securities
                  (1981) Inc. and other reporting persons on January [o], 2006, with respect to the Class A Common Stock of Molson Coors Brewing Company.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        PENTLAND SECURITIES (1981) INC.


                                    By: /s/ Andrew Thomas Molson
                                        ----------------------------------------
                                        Signature
                                        Name: Andrew Thomas Molson
                                        Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        4280661 CANADA INC.


                                    By: /s/ Andrew Thomas Molson
                                        ----------------------------------------
                                        Signature
                                        Name: Andrew Thomas Molson
                                        Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        LINCOLNSHIRE HOLDINGS LIMITED


                                    By: /s/ Eric Herbert Molson
                                        ----------------------------------------
                                        Signature
                                        Name: Eric Herbert Molson
                                        Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        4198832 CANADA INC.


                                    By: /s/ Eric Herbert Molson
                                        ----------------------------------------
                                        Signature
                                        Name: Eric Herbert Molson
                                        Title: President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        NOOYA INVESTMENTS LIMITED


                                    By: /s/ Stephen Thomas Molson
                                        ----------------------------------------
                                        Signature
                                        Name: Stephen Thomas Molson
                                        Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        BAX INVESTMENTS LIMITED


                                    By: /s/ Cynthia B. Baxter
                                        ----------------------------------------
                                        Signature
                                        Name: Cynthia B. Baxter
                                        Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        6339522 CANADA INC.


                                    By: /s/ Cynthia B. Baxter
                                        ----------------------------------------
                                        Signature
                                        Name: Cynthia B. Baxter
                                        Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        DJS HOLDINGS LTD.


                                    By: /s/ Deirdre Stevenson
                                        ----------------------------------------
                                        Signature
                                        Name: Deirdre Stevenson
                                        Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        6339549 CANADA INC.


                                    By: /s/ Deirdre Stevenson
                                        ----------------------------------------
                                        Signature
                                        Name: Deirdre Stevenson
                                        Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        TRUST u/w/o THOMAS HENRY PENTLAND MOLSON


                                    By: /s/ Thomas R. Burpee
                                        ----------------------------------------
                                        Signature
                                        Name: Thomas R. Burpee
                                        Title: Trustee


                                    By: /s/ Michael J. Ogilvie
                                        ----------------------------------------
                                        Signature
                                        Name: Michael J. Ogilvie
                                        Title: Trustee

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006


                                        /s/ Eric Herbert Molson
                                        ----------------------------------------
                                            Eric Herbert Molson

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        /s/ Stephen Thomas Molson
                                        ----------------------------------------
                                            Stephen Thomas Molson

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 3, 2006

                                        /s/ Andrew Thomas Molson
                                        ----------------------------------------
                                            Andrew Thomas Molson